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                                                              Exhibit 23.4

[PRICE WATERHOUSE LETTERHEAD]




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus of Grant Geophysical, Inc. constituting part of this Registration Statement on Form S-1 of our report dated October 31, 1997, except for Note 17 which is as at November 27, 1997 relating to the financial statements of Solid State Geophysical Inc., which appears in such Prospectus. We also consent to the use in such Prospectus of our Comments by Auditors for U.S. readers on Canadian - U.S. Reporting Differences dated October 31, 1997, except for Note 17 which is as at November 27, 1997. We also consent to the references to us under the headings "Experts" in such Prospectus.



/s/ Price Waterhouse

Price Waterhouse


CHARTERED ACCOUNTANTS
DECEMBER 23, 1997